Exhibit 99.4

MATCH GROUP, INC. UNAUDITED HISTORICAL COMBINED FINANCIAL STATEMENTS

Match Group, Inc. (“Match Group”) historical combined financial statements have been prepared on a stand-alone basis and are derived from the consolidated financial statements and accounting records of IAC/InterActiveCorp (“IAC”). The combined financial statements reflect the historical financial position, results of operations and cash flows of the Match Group businesses since their respective dates of acquisition by IAC and the allocation to Match Group of certain IAC corporate expenses relating to Match Group based on the historical financial statements and accounting records of IAC. For the purpose of these financial statements, income taxes have been computed for Match Group on an as if stand-alone, separate tax return basis.

All intercompany transactions and balances between and among Match Group, its subsidiaries and the entities comprising Match Group have been eliminated. All intercompany transactions between Match Group and IAC and its subsidiaries, with the exception of notes payable due to IAC subsidiaries, are considered to be effectively settled for cash at the time the transaction is recorded. The total net effect of the settlement of these intercompany transactions is reflected in the combined statement of cash flows as a financing activity and in the combined balance sheet as “Invested capital.” The notes payable due to IAC subsidiaries are included in “Long-term debt—related party” in the accompanying combined balance sheet.

In the opinion of Match Group’s management, the assumptions underlying the historical combined financial statements of Match Group, including the basis on which the expenses have been allocated from IAC, are reasonable. However, the allocations may not reflect the expenses that Match Group may have incurred as an independent, stand-alone company for the periods presented.

The accompanying unaudited combined financial statements have been prepared in accordance with GAAP for interim financial information and with the rules and regulations of the SEC. In the opinion of Match Group’s management, the accompanying unaudited combined financial statements include all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation. Interim results are not necessarily indicative of the results that may be expected for the full year.

Match Group, Inc. and Subsidiaries

Combined balance sheet

(Unaudited)

	December 31, 2014	September 30, 2015
	(In thousands)
ASSETS
Cash and cash equivalents	$127,630	$282,543
Accounts receivable, net of allowance and reserves of $1,133 and $1,293, respectively	33,735	59,212
Other current assets	33,737	45,041
Total current assets	195,102	386,796
Property and equipment, net of accumulated depreciation and amortization of $58,159 and $70,901, respectively	42,997	42,586
Goodwill	793,763	805,969
Intangible assets, net of accumulated amortization of $17,824 and $18,364, respectively	207,613	200,516
Long-term investments	62,979	65,156
Other non-current assets	5,580	14,024
TOTAL ASSETS	$1,308,034	$1,515,047
LIABILITIES AND SHAREHOLDER EQUITY
LIABILITIES:
Accounts payable	$11,797	$20,348
Deferred revenue	134,790	156,225
Accrued expenses and other current liabilities	94,719	93,221
Total current liabilities	241,306	269,794
Long-term debt—related party	190,586	185,429
Income taxes payable	11,442	9,836
Deferred income taxes	47,800	41,528
Other long-term liabilities	13,446	39,400
Redeemable noncontrolling interests	3,678	6,914
Commitments and contingencies
SHAREHOLDER EQUITY:
Invested capital	877,635	1,091,346
Accumulated other comprehensive loss	(78,048)	(129,200)
Total Match Group, Inc. shareholder equity	799,587	962,146
Noncontrolling interests	189	—
Total shareholder equity	799,776	962,146
TOTAL LIABILITIES AND SHAREHOLDER EQUITY	$1,308,034	$1,515,047

Match Group, Inc. and Subsidiaries

Combined statement of operations

(Unaudited)

	Nine months ended September 30,
	2014	2015
	(In thousands)
Revenue	$649,272	$752,857
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	82,079	131,118
Selling and marketing expense	271,236	289,844
General and administrative expense	74,351	121,303
Product development expense	36,614	50,740
Depreciation	17,122	19,804
Amortization of intangibles	6,841	14,130
Total operating costs and expenses	488,243	626,939
Operating income	161,029	125,918
Interest expense—related party	(23,214)	(6,879)
Other income, net	8,628	8,341
Earnings before income taxes	146,443	127,380
Income tax provision	(46,434)	(42,632)
Net earnings	100,009	84,748
Net (earnings) loss attributable to noncontrolling interests	(522)	42
Net earnings attributable to Match Group, Inc.’s shareholder	$99,487	$84,790
Stock-based compensation expense by function:
Cost of revenue	$465	$342
Selling and marketing expense	255	4,883
General and administrative expense	13,476	22,076
Product development expense	2,414	3,681
Total stock-based compensation expense	$16,610	$30,982

Match Group, Inc. and Subsidiaries

Combined statement of cash flows

(Unaudited)

	Nine months ended September 30,
	2014	2015
	(In thousands)
Cash flows from operating activities:
Net earnings	$100,009	$84,748
Adjustments to reconcile earnings to net cash provided by operating activities:
Stock-based compensation expense	16,610	30,982
Depreciation	17,122	19,804
Amortization of intangibles	6,841	14,130
Excess tax benefits from stock-based awards	(5,283)	(31,285)
Deferred income taxes	2,453	(8,646)
Acquisition-related contingent consideration fair value adjustments	(13,581)	(11,479)
Other adjustments, net	(5,445)	(11,274)
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(5,624)	(25,116)
Other current assets	(4,511)	(7,447)
Accounts payable and accrued expenses and other current liabilities	(6,178)	20,834
Income taxes payable	5,329	26,993
Deferred revenue	21,482	23,997
Net cash provided by operating activities	129,224	126,241
Cash flows from investing activities:
Acquisitions, net of cash acquired	(113,871)	(40,712)
Capital expenditures	(14,583)	(19,916)
Purchases of long-term investments	(4,536)	—
Other, net	180	(8,402)
Net cash used in investing activities	(132,810)	(69,030)
Cash flows from financing activities:
Funds returned from escrow related to Meetic tender offer	12,354	—
Purchase of noncontrolling interests	(30,328)	(557)
Transfers to IAC/InterActiveCorp	(80,767)	75,945
Proceeds from the issuance of related party debt	119,101	—
Acquisition-related contingent consideration payments	(7,373)	(5,510)
Excess tax benefits from stock-based awards	5,283	31,285
Net cash provided by financing activities	18,270	101,163
Effect of exchange rate changes on cash and cash equivalents	(5,113)	(3,461)
Net increase in cash and cash equivalents	9,571	154,913
Cash and cash equivalents at beginning of period	125,226	127,630
Cash and cash equivalents at end of period	$134,797	$282,543